                                                                     EXHIBIT 2.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") effective as of this 30th day of July, 2001 (the "Effective Date") by and among Neoforma GAR, Inc., a Delaware corporation ("GAR"), NEOFORMA.COM, INC., a Delaware corporation ("Neoforma" and together with GAR, each a "Seller" and collectively, the "Sellers"), MED XS SOLUTIONS, INC. ("MedXS"), an Ohio corporation, and MED-XS ASSET SERVICES, INC., an Ohio corporation ("NEWCO", and collectively with MedXS, the "Buyers").

                                    RECITALS

         WHEREAS, GAR is engaged in the business of providing online and live auctions of surplus, refurbished and used medical equipment (the "GAR Business"), and owns certain assets utilized in the sale and liquidation of the contents of hospitals and other healthcare facilities (the "NCL Business", and together with the GAR Business, collectively, the "Auction Business");

         WHEREAS, GAR is a wholly-owned subsidiary of Neoforma;

         WHEREAS, Neoforma has determined that the Auction Business does not fit within Neoforma's core business and Neoforma intends to disengage from the Auction Business;

         WHEREAS, NEWCO, a newly formed wholly owned subsidiary of MedXS desires to purchase substantially all of the assets used in the Auction Business.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                             CONTRIBUTION OF ASSETS

         1.1. Contribution of Assets. Subject to the terms and conditions set forth herein, and free and clear of all liens and encumbrances, Sellers shall sell, transfer, assign and deliver to NEWCO and NEWCO shall accept and acquire from Sellers, those assets, tangible or intangible, relating to the Auction Business (collectively, "Assets") set forth in this Section 1.1.

              (a) All of Sellers' right, title and interest in and to the inventory, fixed assets, all software, coded software and hardware, and tangible and intangible assets used and utilized in the operation of the Auction Business set forth in Schedule l.l(a). These items will be delivered to NEWCO in hard copy or current electronic form, if any, to the extent they exist and are in Sellers' possession or control.

              (b) All of Sellers' right, title and interest in and to: (i) the contracts, which Neoforma represents are all of the material contracts relating to the Auction Business, between GAR and third parties set forth in Schedule 1.1(b)(i), subject to Neoforma or GAR obtaining any necessary consents from third parties ("Acquired Contracts"), (ii) Auction Business programs set forth in Schedule 1.1(b)(ii) ("Technology"), (iii) databases, precursors, portions and work in progress with respect thereto and all inventions, works of authorship, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof set forth in Schedule 1.1(b)(iii) and (iv) copyrights, patent rights, trade secret rights, and trademark rights set forth in Schedule 1.1(b)(iv) (collectively "Intellectual Property").

              (c) All goodwill of the Assets, together with the exclusive right of NEWCO to represent itself as carrying on the Auction Business as successor to GAR.

              (d) All papers and records (whether in written, magnetic media or other form) of any kind presently in or in the future coming to the care, custody, or control of Sellers, relating to any of the Assets or the past or present operation of the GAR Business, including but not limited to customer lists, supplier lists, purchase and sale records, accounting records, maintenance records, operating and management manuals, and blank forms ("Business Records").

         1.2. Excluded Assets. Sellers are not selling, and the Assets do not include, the following (the "Excluded Assets"):

              (a) Auction Business's cash and cash equivalents, other than as provided in Section 1.2(a);

              (b) Any assets not set forth in Section 1.1 above and the Schedules referenced therein and any assets set forth on Schedule 1.2(b).

         1.3. Assumed Liabilities. As additional consideration for the conveyance, transfers and assignments made to NEWCO pursuant to Section 1.1, NEWCO, effective with such transfer, shall assume and become responsible for only those liabilites listed on Schedule 1.3, the "Assumed Liabilities".

         1.4 Closing. The Closing of the contribution and transfer of the Assets and related transactions pursuant to this Agreement (the "Closing") shall take place as promptly as possible, but in no event later than fourteen (14) days from the date of this Agreement (the "Closing Date") at 1:00 p.m. at the offices of Neoforma, 3061 Zanker Road, San Jose, California 95134, or at such other time and place as the parties mutually agree in writing. If any condition to closing has not been met by August 13th, 2001, the Closing Date may be extended by NEWCO for up to seven (7) calendar days or for some additional period of time as the parties may mutually agree. At the Closing, (i) NEWCO shall deliver to Neoforma the cash portion of the Purchase Price (as defined in Section 2.1 hereof), and a Promissory Note in the form attached hereto for the balance of the Purchase Price and all necessary executed documentation reasonably requested by Neoforma for perfection of its security interest in the Assets, and (ii) Neoforma shall deliver to NEWCO such bills of sale, consents as required by Section 5.3, and other documents and instruments dated as of the Closing Date as NEWCO reasonably deems necessary or appropriate to transfer title of the Assets to NEWCO and to consummate the transactions contemplated hereby.

         1.5 Excluded Liabilities. Notwithstanding any provision in this Agreement or in any writing to the contrary, NEWCO is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Sellers (or any predecessor of Sellers or any owner or prior owner of all or part of its business or assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Sellers ("Excluded Liabilities"). The Excluded Liabilities shall include:

              (a) Any of the liabilities of Sellers under this Agreement not being assumed by NEWCO;

              (b) Any of the liabilities of Sellers for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or consummation of the transactions contemplated hereby;

              (c) Any liability of Sellers under any agreement, contract, commitment, license or lease, other than Acquired Contracts, and any liability of Sellers that occurred prior to Closing;

              (d) Any liability described on Schedule 1.5(d).

                                   ARTICLE II

                                  CONSIDERATION

         2.1. Consideration; Allocation.

              (a) In exchange for the contribution at closing by Sellers of the Assets, NEWCO shall issue and deliver to Neoforma: (i) Two Hundred Fifty Thousand Dollars ($250,000) in cash in the form of a certified check delivered at the closing or by wire transfer payment; and (ii) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in the form of a two-year note dated as of the final Closing Date, One Million Two Hundred Fifty Thousand Dollars ($1,250,000) principal paid in equal quarterly installments and One Million Dollars ($1,000,000) principal paid two years from the Closing Date, with zero interest rate ("Note") and secured by a security agreement covering the Assets ("Security Agreement"). Such Note and Security Agreement shall be in the form of Exhibit A and Exhibit B, respectively, to this Agreement. The cash and Note shall collectively be defined as the "Purchase Price".

         If the Outsourcing Agreement is terminated for any reason prior to the completion of the two-year note payment to Neoforma, NEWCO's obligation to continue payments pursuant to the two-year note to Neoforma will terminate.

              (b) The Purchase Price, and those Assumed Liabilities that are treated as purchase price for federal income tax purposes, shall be allocated among the Assets in accordance with the statement of allocation attached hereto as Schedule 2.1(c).

         2.2. Assignment of Auction Services and *

              (a) As a condition to Closing, Neoforma and NEWCO, along with Novation LLC, shall execute and deliver an assignment agreement under which Neoforma will assign its rights and obligations to perform auction services for Novation LLC members, NEWCO will accept such assignment, and Novation LLC will consent to such assignment (the "Assignment") in the form attached hereto as Exhibit C

              (b) Neoforma will receive a * fee pursuant to the terms set forth in the Assignment.

         2.3 *. In addition to the Purchase Price set forth above, NEWCO shall pay to Neoforma * * * of the * of NEWCO until termination of the Outsourcing Agreement or until January 1, 2011 whichever first occurs. For purposes of this Agreement "*" shall mean * as determined according to generally accepted accounting principles consistently applied. Neoforma's * of * shall be paid to Neoforma by NEWCO within ninety (90) days of the close of its fiscal year.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally represents and warrants to NEWCO as follows:

         3.1. Organization; Authorization. GAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on the Auction Business as it is now being conducted. GAR is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the Auction Business conducted or property owned by it makes such qualification necessary. The execution, delivery and performance of this Agreement by Sellers and the performance by Sellers of the transactions contemplated hereby have been duly approved by Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes a valid and binding agreement of Sellers enforceable against them in accordance with its terms.

         3.2. No Consent. Except as set forth on Schedule 3.2, no consent, order, license, approval or authorization of, or exemption by, or registration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other third person, corporation, partnership, trust, incorporated or unincorporated association, government (or any agency or political subdivision thereof) or other entity of any kind (each a "Person"), is required to be obtained or made by Sellers in connection with the execution, delivery, or performance by Sellers of this Agreement or the consummation of the transactions contemplated by this Agreement.

         3.3. No Breach. Except as set forth on Schedule 3.3, neither the authorization, execution, delivery or performance of this Agreement by Sellers nor the consummation of any transactions contemplated by this Agreement will (i) violate, conflict with or result in the material breach or termination of, or otherwise give any Person the right to terminate, or

-------
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any contract, lease, bond, agreement, franchise or other instrument to which Neoforma or GAR is a party relating to the Auction Business or any of the Assets, or (ii) result in the creation of any Encumbrance (as defined below) upon the Auction Business or any of the Assets.

         3.4. Title to Assets. Except as set forth in Schedule 3.4, GAR has good and marketable title to, or valid leasehold interests in, the Assets free and clear of all liens, pledges, claims, charges, easements, security interests, encumbrances or other rights of any third party ("Encumbrances"). No other Person has any right, title or interest in the Assets or Auction Business. GAR has performed all material obligations required to be performed by it with respect to all Assets leased by it.

         3.5. Taxes. All federal, state, local and foreign income, ad valorem, excise, sales, use, payroll, unemployment and other taxes, contributions and assessments ("Taxes") that are due and payable by GAR have been properly computed, duly reported, fully paid and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of GAR or require payment by GAR, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by GAR have been properly accrued on the balance sheets of GAR. GAR has not incurred any liability for penalties, assessments or interest under applicable tax laws and regulations. No unexpired waiver executed by or on behalf of GAR with respect to any Taxes is in effect.

         3.6. ERISA. Except as set forth on Schedule 3.6, GAR does not maintain or have any liability with respect to any employee benefit, inactive, bonus, fringe benefit or other compensatory plan, policy or arrangement (whether or not an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) with respect to employees, consultants, contractors or subcontractors of the Auction Business. GAR does not have any obligation to contribute to, or other liability with respect to, any multiemployer plan, as defined in Section 3(37) of ERISA in connection with the Auction Business.

         3.7 Financial Statements. Schedule 3.7 contains the March 31, 2001 unaudited financial statements including the unaudited income statement and balance sheet of GAR (the "Financials"). Except as disclosed on Schedule 3.7, the Financials present fairly and accurately the financial position, results of operations, and changes in financial position of GAR at the dates and for the periods covered, in each case in conformity with sound and consistently applied accounting principles. There are no liabilities or obligations of GAR, accrued, absolute, contingent, inchoate, or otherwise, that arose out of or relate to any matter, act, or omission occurring from March 31, 2001, to the date of this Agreement, other than liabilities or obligations incurred in the ordinary course of the Auction Business. There are no liabilities or claims which are not fully reflected therein and except in the ordinary course of the Auction Business, there has been no material change in GAR's financial position since the date thereof.

         3.8 Intellectual Property and Technology. Schedules 1.01(b)(ii), (iii) and (iv) attached to this Agreement contain a true and correct list of all technology and intellectual property owned or licensed by GAR. GAR has the right and authority to use all of the

Technology and Intellectual Property as necessary to enable GAR to conduct the Auction Business in the manner presently conducted. Except as set forth on Schedules 1.01(b)(ii), (iii) and (iv), GAR is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to the Technology and Intellectual Property.

         3.9 Material Contracts. Schedule 3.9, attached to and incorporated by reference in this Agreement for all purposes, contains a true and correct list and a brief description of all material oral and written contracts or arrangements obligating GAR, including without limitation, leases, union contracts, service contracts, noncompetition, confidentiality, supply, guarantees, bids, commitments, joint venture or partnership agreements, contracts with municipalities, loans, mortgages, pledges and other security agreements. Schedule 3.9 also sets forth a list of all persons or entities whose consents are required to be obtained under any contract with respect to the consummation of this transaction by GAR. There are no other material consents or approvals required from any other third party with respect to this transaction.

         3.10 Litigation. Except as set forth on Schedule 3.10 this is no litigation, claim, proceeding a controversy know to Seller which is pending or threatened against GAR or relating to its properties or business or which might materially adversely affect the operation of GAR's business hereof by NEWCO.

         3.11 Trademark and Tradenames. Except as set forth on Schedule 3.11 GAR uses no Trademarks or Tradenames in the operation of the business and all such Trademarks or Tradenames are being transferred to NEWCO as a part of the sale.

         3.12 Insurance. Except as set forth on Schedule 3.12 GAR does not maintain any insurance with respect to the business.

         3.13 Compliance with Law. That GAR has complied in all material respects with all applicable federal and state laws and regulations and local ordinances relating to the employment of labor.

         3.14 Changes. That since the date of the tax returns and financial information provided to NEWCO, there has not been:

              (a) Any materially adverse change in GAR's financial condition, assets, liabilites or business, other than in the ordinary course of business;

              (b) Any event which materially and adversely causes damage, destruction or loss to the assets; or

              (c) Any material increase in the compensation payable or to become payable by GAR to any of its officers, employees or agents or any bonus payment or arrangements made to or with any of its officers, employees or agents, except in the ordinary course of business.

         3.15 Equipment. That all of GAR's equipment is in good working order and repair and shall be in good working order and repair as of the date of the closing. At the time of the closing, NEWCO will inspect all vehicles and other personal property to satisfy NEWCO that such property is in good working order and repair.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEWCO

         NEWCO represents and warrants to Sellers as follows:

         4.1. Organization; Authorization. NEWCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has full power and authority to carry on its business as it is now being conducted. The execution, delivery and performance of this Agreement by NEWCO and the performance by NEWCO of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate proceedings of NEWCO. This Agreement has been duly executed and delivered by NEWCO and constitutes a valid and binding agreement of NEWCO enforceable against them in accordance with its terms.

         4.2. No Consent. No consent, order, license, approval or authorization of, or exemption by, or registration or filing with, any governmental authority, bureau or agency, and no consent or approval of any Person is required to be obtained or made by NEWCO in connection with the execution, delivery, or performance by NEWCO of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.3. No Breach. Neither the authorization, execution, delivery or performance of this Agreement by NEWCO nor the consummation of any transactions contemplated by this Agreement will (i) violate any provision of the Certificate of Incorporation or bylaws of NEWCO or (ii) violate, conflict with or result in the material breach or termination of, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any material contract, lease, bond, agreement, franchise or other instrument to which NEWCO is a party.

         4.4. Litigation. There are no actions, suits, or claims, or any administrative inquiries, arbitration, proceedings or investigations or by any agency, pending or threatened against NEWCO.

         4.5. Capital Stock. The authorized capital stock of NEWCO consists of Fifteen Hundred (1500) shares of Stock. All of the Stock is and at all times will be validly issued, fully paid and nonassessable, and has and will be issued in compliance with all applicable federal, state and foreign securities laws.

         4.6 Finder's Fees. Neither NEWCO nor any of its affiliates, associates, officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.



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

                                    ARTICLE V

                         OTHER OBLIGATIONS AND COVENANTS

         5.1. Employees.

              (a) Identification. Sellers and NEWCO will work closely to create an efficient transition plan for all Auction Business employees ("Auction Employees") of GAR. Neoforma and GAR, will, and Neoforma will cause GAR to, terminate all of their employees and agents engaged in the Auction Services business except as set forth below in Section 5.1(b). Except for those employees set out in Section 5.1(b) below, NEWCO shall hire all of the persons employed by Neoforma or GAR in the Auction Business. NEWCO shall not assume the liability for the accrued vacations or severance obligations of the transferred employees.

              (b) Transition Officer. * will be provided to NEWCO, as a transition officer, until *. All reimbursable type (i.e. travel and entertainment) expenses with respect to * will be paid by NEWCO.

              (c) Retention. It will be NEWCO's responsibility to enter into retention agreements, prior to the Closing Date, with key Selected Auction Employees that are satisfactory to such Selected Auction Employees.

              (d) Benefit Plans. Effective as of the Closing Date, GAR employees who become employees of NEWCO as of the Closing Date shall cease participation in all employee benefit plans, programs, policies and arrangements maintained or contributed to for their benefit by Sellers ("Neoforma Plans") (except to the extent set forth in Section 5.1(b) or as such Neoforma Plans provide for continued participation by former employees).

              (e) Benefit Plan Claims. Sellers shall retain responsibility for and continue to pay, to the extent covered by Neoforma Plans, all medical, life insurance, disability and other welfare and government-mandated plan expenses and benefits for each Selected Auction Employee who becomes an employee of NEWCO as of the Closing Date with respect to claims incurred by such employees or their covered dependents on or prior to the Closing Date. Expenses and benefits with respect to claims incurred by such employees or their covered dependents after the Closing Date under, and to the extent covered by, NEWCO's employee benefit plans, programs, policies and arrangements, and government-mandated plans shall be the responsibility of NEWCO. Sellers shall make all required payments (the "Continuing Payments") to continue the Neoforma Plans through the last day of the calendar month in which the Closing takes place (the "closing month"). NEWCO shall reimburse Neoforma for that portion of the Continuing Payments attributable to the time during the closing month subsequent to GAR's employees employed by NEWCO commence participation in the employee benefit plans, programs, policies and arrangements maintained or contributed to for their benefit by NEWCO or any of its affiliates. For purposes of this paragraph, a medical claim shall be deemed incurred when the services or supplies that are the subject of such claim are performed or provided. Sellers shall be responsible for all legally-mandated continuation of health care coverage (including, without limitation, as may be required by Section 4980B of the Code or sections 601-609 of ERISA) for all current and former employees of GAR and their respective

----------
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

covered dependents who participated in a plan maintained by Sellers and who had or have a loss of health care coverage due to a qualifying event occurring on or prior to the Closing Date.

         5.2. Payment of Accounts Payable. From and following the Closing Date, Sellers shall promptly pay when due all accounts payable and all other amounts owed or to be paid with respect to all liabilities relating to the Auction Business accruing prior to and including the Closing Date, other than those liabilities set forth on Schedule 1.3. Any such amount so owed or to be paid by Sellers shall be referred to herein as a "Payable." Sellers shall promptly send to NEWCO on a monthly basis a written confirmation of Sellers' payment of each Payable. If NEWCO receives a bill with respect to, or other written notice of, a Payable, NEWCO shall promptly forward such bill or notice to Sellers for payment. Upon receipt of such bill or notice, Sellers shall promptly pay such Payable, and shall notify NEWCO of such payment (a "Payment Notice"). If NEWCO does not receive a Payment Notice from Sellers with respect to the applicable Payable by the due date of such Payable, NEWCO may pay such Payable and Sellers shall promptly reimburse NEWCO for all amounts paid by NEWCO with respect to such Payable. Sellers promptly shall notify promptly NEWCO of any bona fide dispute with respect to any Payable. Sellers shall consult with NEWCO with respect to any such dispute and Neoforma shall use commercially reasonable efforts to settle such dispute promptly.

         5.3 Consents. Sellers shall use its best efforts to obtain written consents to assignment of all Acquired Contracts that require consent. NEWCO, in its sole discretion, may agree to close before obtaining all consents. In the event Sellers are unable to obtain written consents to assignment of all Acquired Contracts that require consent within six(6) months of the Closing, there shall be allowed as a credit against the next payment due on the Note an amount equal to fifty percent (50%) of the Gross Profits received by Sellers with respect to each Acquired Contract for which the consent to the assignment was note received for the twelve (12) month period prior to the Closing.

         5.4 Access to Records. From and after Closing, Sellers shall allow NEWCO and its representatives access to such records of the Auction Business that are in the custody and control of the Sellers after Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Survival. All representations and warranties made by Sellers and NEWCO in this Agreement shall survive the Closing for a period of one year, except that the representations and warranties in Section 3.5 shall survive until the expiration of the applicable statute of limitations, and shall not be extinguished or in any way modified on the date thereof or as a result of any investigation made by or on behalf of Sellers or NEWCO.

         6.2. Indemnification by Neoforma. Sellers jointly and severally agree to indemnify and hold harmless NEWCO from and against any and all losses, liabilities, damages, obligations, costs and expenses including, without limitation, reasonable costs and expenses (including reasonable attorneys' fees and expenses) of enforcing the provisions of this Section 6.2 if NEWCO is the prevailing parties in enforcing such provisions, or of investigating, preparing to defend and defending any claim, action, suit, proceeding, inquiry or investigation in respect thereof, suffered or incurred by NEWCO resulting from, relating to or arising out of:

              (a) the inaccuracy or breach of any representation or warranty of Sellers under this Agreement or any documents executed to convey the Assets under this Agreement;

              (b) breach of any agreement or covenant by Sellers under this Agreement or any other documents executed to convey the Assets or assign the Acquired Contracts or any other documents entered into under this Agreement;

              (c) all liabilities, obligations, and commitments of or relating to the Auction Business or the Assets (or actions in respect thereof) not expressly assumed by NEWCO pursuant to Section 1.3.

         6.3. Indemnification by Buyers. Buyers jointly and severally agree to indemnify and hold harmless Sellers from and against any and all losses, liabilities, damages, obligations, costs and expenses, including, without limitation, reasonable costs and expenses (including reasonable attorneys' fees and expenses) of enforcing the provisions of this Section 6.3 if Sellers are the prevailing party in enforcing such provisions, or of investigating, preparing to defend and defending any claim, action, suit proceeding, inquiry or investigation in respect thereof, suffered or incurred by Neoforma or GAR resulting from, relating to or arising out of:

              (a) the inaccuracy or breach of any representation or warranty of NEWCO under this Agreement or any documents executed to convey the Assets under this Agreement;

              (b) breach of any agreement or covenant by NEWCO under this Agreement or any documents executed to convey the Assets under this Agreement; and

              (c) the Assumed Liabilities specified in Section 1.3.

         6.4. Notice of Third Party Claims. The party seeking indemnification under this Article VI (the "Indemnitee") shall, within thirty (30) days of receipt, provide the party from whom indemnification is sought (the "Indemnitor") with notice of all third party actions, suits, proceedings, claims, demands or assessments which may be subject to the indemnification provisions of this Article VI (collectively, "Third Party Claims") brought at any time following the Closing Date, and shall otherwise make available all relevant information material to the defense of any Third Party Claims. The Indemnitor shall have the right to defend any such Third Party Claim at its sole expense. Where such Third Party Claim affects the interests of the Indemnitee, the Indemnitee may elect to participate in (but not control) the defense of such claim at its sole expense; provided, that the Indemnitor shall pay the Indemnitee's expenses (including reasonable attorneys' fees and expenses) if the Indemnitor's counsel would be inappropriate due to a conflict of interest between the Indemnitee and any party represented by such counsel with respect to such claim. No claim shall be settled or compromised without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall be reasonable for the Indemnitee to decline to consent to any settlement or compromise that does not include as a condition thereof a release of all claims against such Indemnitee) unless the Indemnitee shall have failed, after the lapse of a reasonable time, but in no event more than thirty
(30) days, after notice to it of such proposed settlement to notify the Indemnitor or the Indemnitee's objection thereto. The Indemnitee's failure to


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

give timely notice or to provide copies of documents or to furnish relevant data in connection with any Third Party Claim shall not constitute a basis for reduction of any claim for indemnification by the Indemnitee, except to the extent that such failure shall result in any material prejudice to the Indemnitor's ability to defend such claim. Further, where the Indemnitor has undertaken the defense of a Third Party Claim, the Indemnitee, recognizing its community of interest with the Indemnitor in the resolution of the claim, shall provide such reasonable support to the Indemnitor as shall be reasonably requested, including affidavits, documents and testimony. The cost of reasonable out of pocket expenses incurred by the Indemnitee in providing such support to the Indemnitor shall be reimbursed to the Indemnitee by the Indemnitor. If the Indemnitor declines to defend any Third Party Claim, the Indemnitor shall pay all of the Indemnitee's expenses (including, without limitation, reasonable attorneys' fees and expenses) relating to such Third Party Claim.

         6.4 Other Indemnification. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of representation, warranty or covenant.

                                   ARTICLE VII

                      CONFIDENTIALITY AND NON-SOLICITATION

         7.1. Confidentiality and Non-Solicitation. Neither Neoforma nor any of its affiliates shall, directly or indirectly, use or disclose to any person any confidential or proprietary information of or relating to NEWCO, the Auction Business or the Assets except with NEWCO's prior written consent, except as shall be disclosed to Neoforma's attorneys and accountants. Neither NEWCO nor any of its affiliates shall, directly or indirectly, use or disclose to any person any confidential or proprietary information of or relating to Neoforma or GAR without Neoforma's or GAR's prior written consent, except as shall be disclosed to NEWCO's attorneys and accountants. For purposes of this Section, the term "confidential or proprietary information" shall mean all information that is known to a party or its respective affiliates or to their employees, consultants or others in a confidential relationship with such party and relates to such matters as marketing plans, strategies, customer lists, forecasts, prices of any other party hereto and shall further include all terms and conditions under this Agreement, provided that the term "confidential or proprietary information" shall not include information (i) rightfully received by Neoforma, GAR, or NEWCO, as the case may be, from parties other than the parties to this Agreement; (ii) generally available to the public; (iii) possessed by that party, as evidenced by written records, before receipt from the other party; or (iv) required to be disclosed by applicable law. If disclosure is required by law, the party required to make such disclosure shall give notice to the other party hereto so that such other party may seek a protective order. None of the parties hereto shall, for a period of three years after Closing, directly or indirectly induce or attempt to induce any employee of the other to leave their employ, or in any way interfere with the relationship between the party and its employees.

                                  ARTICLE VIII

                                 NON COMPETITION

         8.1 Covenant Not to Compete.

              a) For a period of * from the Effective Date, to the extent that the

----------
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

Assignment Agreement is still in force, Neoforma shall not, directly or indirectly, own, manage, operate, join, control or be connected in any manner with (except for any relationships created hereunder) any business engaged in hospital consignment sales, auctions of used hospital medical equipment, or hospital facility closures and other similar liquidations (the "Hospital Business"). Furthermore, Neoforma agrees for the same period that it will not directly or indirectly contact any person or entity (except as contemplated hereunder) for whom it provided Auction Services with the purpose of soliciting such person or entity for Auction Services. In the event that Neoforma becomes connected with a Hospital Business as a result of a merger or acquisition, Neoforma shall use its best efforts to dispose of such Hospital Business within six months of such acquisition or merger.

              b) For the term of this Agreement, and for * after termination of the Outsourcing Agreement, Neoforma shall not, directly or indirectly, own, manage, operate, join, control or be connected in any manner with (except for any relationships created hereunder) any business engaged in the Hospital Business, except in connection with any acquisition, merger or consolidation of Neoforma (a "Merger").

                                   ARTICLE IX

                              PRE-CLOSING COVENANTS

         9.1 Due Diligence. From the date hereof until the Closing Date or other termination of this Agreement, GAR shall afford officers and authorized representatives of MedXS and NEWCO with reasonable access to GAR's financial, operational and statistical books and records and shall permit NEWCO to conduct physical inspections of the Assets.

         9.2 Continuation of Business. From the date hereof until the Closing Date, Sellers shall:

              (a) conduct the Auction Business only in the usual and ordinary course as it has previously been conducted, and not introduce any new methods of management, operations or accounting, without NEWCO's prior written consent;

              (b) maintain and preserve the Assets in as good working order and condition as at present;

              (c) perform all of their obligations under agreements relating to or affecting the Assets;

              (d) keep in full force and effect present insurance policies or other comparable insurance coverage for the Assets; and

              (e) use their best efforts to maintain and preserve the Auction Business organization intact, retain its present employees and maintain its relationships with its prospects, customers, employees, third parties, suppliers and others having business relations with it.

         9.3 Transactions Requiring Consent. From the date hereof until the Closing Date,

----------
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

without NEWCO's prior written consent and outside the ordinary course of business, Sellers shall not:

              (a) sell, transfer, convey or otherwise remove any of the Assets;

              (b) enter into any material contract, commitment, liability, or debt, or make any capital expenditure with respect to the Assets;

              (c) create or assume any mortgage, pledge or other lien or encumbrance upon any of the Assets;

              (d) amend any contract to be assumed by NEWCO pursuant to this Agreement prior to the Closing Date or waive or compromise any right or claim of GAR;

              (e) increase the compensation payable to or to become payable to any officer, employee or agent of GAR.

         9.4 Performance Covenant. Each of the parties hereto covenants and agrees that it will take all action reasonably within its power and authority to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations and warranties hereunder applicable to it and to cause all conditions to the obligations of the other party and other persons to close the purchase and sale of the Assets pursuant hereto to be satisfied as promptly as possible.

         9.5. No Cash Distributions to Shareholders of Neoforma. Between the date hereof and the Closing Date, GAR shall not issue any cash distributions to its shareholders (other than as employees) or any material compensation adjustments to any Selected Auction Employees.

         9.6 Costs of Agreement. The parties hereto each agree to bear all of its own expenses incurred in preparing or complying with this Agreement, including without limitation all legal and accounting expenses and fees.

         9.7 No-Shop Clause.

              (a) Sellers, subject to their fiduciary duty obligations and other customary limitations, will not solicit an alternative acquisition proposal with a third party relating to the Auction Business and its Assets ("Alternative Acquisition Proposal"), nor enter into any letter of intent or agreement with any party (other than NEWCO) with respect to the an Alternative Acquisition Proposal.

              (b) Sellers will agree to immediately contact NEWCO to advise them of the receipt of any Alternative Acquisition Proposals.

                                    ARTICLE X

                               CONDITIONS TO CLOSE

         10.1 Conditions to NEWCO's Obligation to Close. The obligation of NEWCO to close under this Agreement is subject to each of the following conditions (any one of which, at the option of NEWCO, may be waived in writing by NEWCO) existing on the Closing Date, or such earlier date as the context may require:

              (a) Each of the representations and warranties of Sellers, the disclosures contained in the schedules and exhibits, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date, as though each representation, warranty and disclosure were made and delivered at and as of the Closing Date.

              (b) Sellers shall comply with and perform all agreements, covenants and conditions in this Agreement (including entering into the Assignment contemplated by Section 2.2 hereof) required to be performed and complied with by them. All requisite action in order to consummate the transaction provided for in this Agreement shall be properly taken by Sellers.

              (c) NEWCO shall receive written consents from all persons listed in Schedule 1.1(b)(i) to this Agreement, subject to the conditions of Section 5.3.

              (d) All corporate action by Sellers' boards of directors and shareholders, necessary to consummate the transaction provided for in this Agreement, shall be properly taken by Sellers. At the Closing, NEWCO shall receive copies of all appropriate resolutions (if any) of Neoforma's board of directors and Sellers' shareholders relating to this Agreement, certified by Neoforma's corporate secretary.

              (e) The form and substance of all instruments, certificates, and other documents delivered and to be delivered to NEWCO pursuant to this Agreement shall be satisfactory in all reasonable respects to NEWCO and NEWCO's counsel.

              (f) All liens on the assets are removed.

         10.2 Conditions to Sellers' Obligation to Close. The obligation of Sellers to close under this Agreement is subject to each of the following conditions (any one of which, at the option of Sellers, may be waived in writing by Sellers) existing on the Closing Date, or such earlier date as the context may require:

              (a) Sellers shall have received the cash and Note portions of the Purchase Price, and the Security Agreement, properly executed any NEWCO with regard to the Note, and NEWCO and MedXS with regard to the Security Agreement.

              (b) Each of the representations and warranties of NEWCO shall be true at and as of the Closing Date, as though each representation or warranty were made at and as of the Closing Date.

              (c) NEWCO shall comply with and perform all agreements, covenants and conditions in this Agreement required to be performed and complied with by them.

              (d) All corporate action by NEWCO's board of directors and shareholder necessary to consummate the transaction provided for in this Agreement, shall be properly taken by NEWCO. At the Closing, Sellers shall receive copies of all appropriate resolutions of

NEWCO's board of directors and NEWCO's shareholders, certified by NEWCO's corporate secretary, relating to this Agreement.

              (e) Sellers shall have received a certificate of good standing from the Secretary of State of the State of Ohio.

                                   ARTICLE XI

                                    WAREHOUSE

         11.1 Use of warehouse. For a period of thirty (30) days after the Closing NEWCO shall have the rent free use of Seller's warehouses. Within such thirty (30) day period NEWCO shall remove all inventory and equipment being purchased hereunder.

                                   ARTICLE XII

                                   TERMINATION

         12.1 This Agreement may be terminated as follows:

              (a) at any time prior to Closing by the mutual consent of all parties;

              (b) at Closing by NEWCO if the conditions described at Section 9.1 have not been met;

              (c) at Closing by Sellers if the conditions described at Section
                  9.2 have not been met;

              (d) at any time prior to Closing by any party if the other party has materially breached any covenant, representation or warranty contained in this Agreement.

         The non-breaching party shall give the breaching party written notice that it intends to terminate under Section 12.1(b)-(d) and the breaching party will have a reasonable time to cure.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 Further Assurances. From time to time after the Closing Date, upon NEWCO's reasonable request, Sellers will (at Sellers' cost) execute, deliver and acknowledge all such further instruments of transfer and conveyance and do and perform all such other acts and things as NEWCO may reasonably require to more effectively transfer the Auction Business and the Assets to NEWCO and to put NEWCO in possession of the Auction Business and the Assets.

         13.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of NEWCO, GAR and Neoforma.

         13.3 Waiver of Compliance; Consents.

              (a) Any failure of Sellers, on the one hand, or NEWCO, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

              (b) Whenever this Agreement requires or permits consents by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above.

         13.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or three (3) days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

              (a) If to Neoforma or GAR to:

                  Neoforma.com, Inc.
                  3061 Zanker Road
                  San Jose, CA 95134
                  Attention: General Counsel

or to such other person or address as Neoforma shall furnish to NEWCO in writing pursuant to the above.

              (b) If to Sellers to:

                  Med XS Solutions, Inc.
                  8805 East Ave.
                  Mentor, OH 44060


or to such other person or address as NEWCO shall furnish to Neoforma in writing pursuant to the above.

         13.5 Terminology. For purposes of this Agreement, the phrase "in the ordinary course of business" and the phrase "in accordance with past practice" shall refer to the customary operations and practices of GAR in the conduct of the Auction Business, but shall in no event include any acts or failures to act which would cause GAR to violate or breach any covenant, agreement, representation or warranty made by GAR under this Agreement. As used herein, the term "affiliate" shall mean with respect to any person, any other person controlling, controlled by or under common control with, such person.

         13.6 Assignment. This Agreement shall not be assigned by either party hereto without the prior written consent of the other parties hereto. No permitted assignment shall release the assignor from its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respect successors, assigns, heirs, executors and personal representative.

         13.7 Governing Law. ALL MATTERS WITH RESPECT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

         13.8 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

         13.9 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.10 Joint Effort. The provisions of this Agreement have been examined, negotiated and revised by counsel for each party, and no implication shall be drawn against any party hereto by virtue of the drafting of this Agreement.

         13.11 Entire Agreement. This Agreement, and the Exhibits and Schedules hereto and any other document to be furnished pursuant to the provisions hereof embody the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         13.12 Bulk Sales Law. The parties hereto hereby agree to waive compliance by the other with the provisions of any applicable Bulk Sales Law of any jurisdiction.

         13.13 Confidentiality. The parties hereto shall keep the terms of this Agreement confidential unless disclosure is required by law or authorized in writing by the parties hereto.

         13.14 Publicity. All press releases and other publicity and communications relating to the sale of the Auction Business will require the approval of Neoforma and NEWCO, which approval shall not be unreasonably withheld or delayed.

         13.15 No Third Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the parties hereto, and no other party is entitled to any rights, benefits or privileges created hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


NEOFORMA.COM, INC.                       NEOFORMA GAR, INC.
a Delaware corporation                   a Delaware corporation

By: /s/  Andrew Guggenhime               By: /s/   Andrew Guggenhime
    -------------------------------          --------------------------------
    Name: Andrew Guggenhime                  Name: Andrew Guggenhime
    Title: Chief Financial Officer           Title: Secretary


MED-XS ASSET SERVICES, INC.              MED XS SOLUTIONS, INC.
an Ohio corporation                      an Ohio corporation

By: /s/  Kevin Tenkku                    By: /s/   Kevin Tenkku
    -----------------------------            --------------------------------
    Name: Kevin Tenkku                       Name: Kevin Tenkku
    Title: Chief Executive Officer           Title: Chief Executive Officer

                                    EXHIBIT A

                                 Promissory Note

                                    EXHIBIT B

                               Security Agreement

                                    EXHIBIT C

                              Assignment Agreement

                                    SCHEDULES

                                     To Come